Exhibit 11.1

                      AMERICAN MOBILE SATELLITE CORPORATION
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                    COMPUTATIONS OF EARNING PER COMMON SHARE
                     ---------------------------------------
                    (in thousands, except per share amounts)
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

                                                          Three Months                   Nine Months
                                                       Ended September 30,          Ended September 30,
                                                       1996              1995       1996             1995
                                                       -------------------          -------------------

PRIMARY CALCULATION
-------------------------

Net Loss                                               $(30,003)     $(12,502)      $(103,388)     $(26,964)
                                                       =========     =========      ==========     =========
Net Loss per common share                              $  (1.20)     $   (.50)      $   (4.13)     $  (1.08)
                                                       =========     =========      ==========     =========
Weighted-average common shares outstanding               25,065        24,941          25,024        24,884
                                                       =========     =========      ==========     =========
FULLY DILUTED CALCULATION
-------------------------
Net Loss(1)                                            $(30,003)     $(12,502)      $ (97,994)     $(26,964)
                                                       =========     =========      ==========     =========
Net Loss per common share                              $  (1.19)     $   (.50)      $   (3.88)     $  (1.07)
                                                       =========     =========      ==========     =========
Weighted-average common shares outstanding(2)            25,200        25,155          25,229        25,099
                                                       =========     =========      ==========     =========
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

(1)  Calculated as follows:                               Three Months                  Nine Months
                                                       Ended September 30,          Ended September 30,
                                                       1996           1995          1996            1995
                                                       -------------------           -------------------
Primary net loss                                       $(30,003)     $(12,502)      $(103,388)     $(26,964)
Amortization of debt discount                                --            --           2,253            --
Interest on convertible debt                                 --            --           3,141            --
                                                       ---------     ---------      ----------     ---------
                                                       $(30,003)     $(12,502)      $ (97,994)     $(26,964)
                                                       =========     =========      ==========     =========
(2)  Calculated as follows:
Historical weighted average
  number of shares outstanding                           25,065        24,941          25,024        24,884
Assumed exercise of stock options                            35            57             105            58
Assumed exercise of stock purchase warrants                 100           157             100           157
                                                       =========     ========       ==========     =========
                                                         25,200        25,155          25,229        25,099
                                                       =========     ========       ==========     =========

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